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                                                                     EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                                  By and Among

                    THE STOCKHOLDERS OF DEETER FOUNDRY, INC.
                            LISTED ON ANNEX I HERETO,
                                   as Sellers

                                       and

                             NEENAH FOUNDRY COMPANY,
                                    as Buyer









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                                TABLE OF CONTENTS
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ARTICLE I
         DEFINITIONS; INTERPRETATION..............................................................................1
         Section 1.1        Certain Defined Terms.................................................................1
         Section 1.2        Interpretation........................................................................6

ARTICLE II
         PURCHASE AND SALE OF SHARES; CLOSING.....................................................................6
         Section 2.1        Transfer of Shares....................................................................6
         Section 2.2        Closing...............................................................................6
         Section 2.3        Consideration for Shares..............................................................7
         Section 2.4        Purchase Price Adjustment.............................................................7
         Section 2.5        Closing Deliveries by Sellers........................................................10
         Section 2.6        Closing Deliveries by Buyer..........................................................10
         Section 2.7        Real Estate Matters to be Addressed at Closing.......................................11

ARTICLE III
         REPRESENTATIONS AND WARRANTIES
         OF THE STOCKHOLDERS.....................................................................................12
         Section 3.1        Representations and Warranties of the Sellers Concerning the
                            Transaction..........................................................................12
         Section 3.2        Representations and Warranties Concerning the Company
                            and Its Subsidiaries.................................................................12

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................30
         Section 4.1        Organization of Buyer................................................................30
         Section 4.2        Authorization; Validity..............................................................30
         Section 4.3        No Conflict or Violation.............................................................30
         Section 4.4        Consents and Approvals...............................................................31
         Section 4.5        No Brokers...........................................................................31

ARTICLE V
         ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES......................................................31
         Section 5.1        Access to Information and Records....................................................31
         Section 5.2        Confidentiality/Nondisclosure........................................................32
         Section 5.3        Conduct of Business..................................................................32
         Section 5.4        Preservation of Business.............................................................35
         Section 5.5        Notice of Events.....................................................................35
         Section 5.6        Exclusivity..........................................................................36
         Section 5.7        Non-Competition; Non-Interference; Non-Solicitation..................................36
         Section 5.8        Consents and Best Efforts............................................................36


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         Section 5.9        Public Announcements.................................................................37
         Section 5.10       Appointment of Stockholder Representative............................................37

ARTICLE VI
         TERMINATION.............................................................................................37
         Section 6.1        Termination..........................................................................37
         Section 6.2        Effect of Termination................................................................38

ARTICLE VII
         CONDITIONS TO SELLER'S OBLIGATIONS......................................................................38
         Section 7.1        Representations, Warranties and Covenants............................................38
         Section 7.2        No Injunction........................................................................39
         Section 7.3        HSR Act Waiting Period...............................................................39
         Section 7.4        Opinion of Counsel...................................................................39
         Section 7.5        Payments.............................................................................39
         Section 7.6        Consulting Agreement.................................................................39
         Section 7.7        Documents to be Delivered by Buyer...................................................39
         Section 7.8        All Proceedings To Be Satisfactory...................................................40

ARTICLE VIII
         CONDITIONS TO BUYER'S OBLIGATIONS.......................................................................40
         Section 8.1        Representations, Warranties and Covenants............................................40
         Section 8.2        Consents; Releases...................................................................40
         Section 8.3        No Injunction........................................................................40
         Section 8.4        No Material Adverse Effect...........................................................40
         Section 8.5        Funded Debt..........................................................................41
         Section 8.6        Stockholders Approval................................................................41
         Section 8.7        Documents to be Delivered by Sellers.................................................41
         Section 8.8        Amendment of Restated Articles.......................................................42
         Section 8.9        Absence of Litigation................................................................42
         Section 8.10       Management Arrangements..............................................................43
         Section 8.11       Real Property........................................................................43
         Section 8.12       Financing............................................................................43
         Section 8.13       Working Capital......................................................................43
         Section 8.14       All Proceedings To be Satisfactory...................................................43

ARTICLE IX
         POST-CLOSING COVENANTS..................................................................................44
         Section 9.1        Further Assurances...................................................................44
         Section 9.2        Tax Matters..........................................................................44
         Section 9.3        Transition...........................................................................45
         Section 9.4        Confidentiality......................................................................46


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ARTICLE X
         INDEMNIFICATION.........................................................................................46
         Section 10.1       Survival, Representations and Warranties.............................................46
         Section 10.2       Indemnification Obligation of Sellers................................................46
         Section 10.3       Indemnification Obligation of Buyer..................................................49
         Section 10.4       Indemnification Procedures...........................................................49
         Section 10.5       Recoupment...........................................................................50
         Section 10.6       Payment..............................................................................51
         Section 10.7       No Contribution......................................................................51
         Section 10.8       General..............................................................................51

ARTICLE XI
         MISCELLANEOUS...........................................................................................52
         Section 11.1       Assignment...........................................................................52
         Section 11.2       Notices..............................................................................52
         Section 11.3       Choice of Law........................................................................53
         Section 11.4       Entire Agreement; Amendments and Waivers.............................................53
         Section 11.5       Counterparts.........................................................................54
         Section 11.6       Invalidity...........................................................................54
         Section 11.7       Headings.............................................................................54
         Section 11.8       Expenses.............................................................................54
         Section 11.9       Specific Performance.................................................................54
         Section 11.10      Time is of the Essence; Computation of Time..........................................54
         Section 11.11      Waiver of Jury Trial.................................................................55
         Section 11.12      Incorporation by Reference...........................................................55
         Section 11.13      Survival.............................................................................55


                              Annexes and Exhibits

Annex I                      -   Stockholders

Exhibit A                    -   Financial Statements
Exhibit B-1                  -   Form of Seller Note
Exhibit B-2                  -   Form of Standby Letter of Credit
Exhibit C                    -   Consent of Board of Directors
Exhibit D                    -   Insurance Policies to be Distributed
Exhibit E                    -   Form of Consulting Agreement
Exhibit F                    -   Form of Non-Competition Agreement
Exhibit G                    -   Opinion of Buyers Counsel
Exhibit H                    -   Opinion of Sellers' Counsel
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                               Disclosure Schedule

Section 1.1(a)           -   Non-Capitalized Leases
Section 2.7(a)           -   Permitted Encumbrances
Section 3.1(a)           -   Notice Requirements
Section 3.1(c)           -   Share Ownership
Section 3.2(a)           -   Jurisdiction
Section 3.2(b)           -   Capitalization
Section 3.2(c)           -   Filings and Approvals
Section 3.2(e)           -   Title to Assets
Section 3.2(f)           -   Subsidiaries
Section 3.2(g)           -   Financial Statements
Section 3.2(h)           -   Events Subsequent to Most Recent Fiscal Year End
                               (i)   Sales of Assets
                              (ii)   New Material Agreements
                             (iii)   Changes to Material Agreements
                              (iv)   Security Interests
                               (v)   Capital Expenditures
                              (vi)   Capital Investments
                             (vii)   Indebtedness
                            (viii)   Proprietary Rights
                              (ix)   Charter and Bylaws
                               (x)   Sales of Securities
                              (xi)   Dividends and Distributions
                             (xii)   Property Loss
                            (xiii)   Affiliate Transactions
                             (xiv)   Employee Compensation
                              (xv)   Labor Agreements
                             (xvi)   Employee Benefits
                            (xvii)   Insurance
                           (xviii)   Accounting Principles
                             (xix)   Accounts Receivable
Section 3.2(i)           -   Undisclosed Liabilities
Section 3.2(j)           -   Legal Compliance
Section 3.2(k)           -   Tax Matters
Section 3.2(1)(i)        -   Owned Property
Section 3.2(l)(ii)(a)    -   Leases for Leased Property
Section 3.2(l)(ii)(b)    -   Exceptions to Leasehold Interests
Section 3.2(l)(ii)(c)    -   Exceptions to Lease Enforceability
Section 3.2(l)(ii)(d)    -   Required Landlord Consents
Section 3.2(l)(iii)      -   Real Property Exceptions
Section 3.2(m)           -   Proprietary Rights
Section 3.2(n)           -   Tangible Assets
Section 3.2(o)           -   Inventory

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Section 3.2(p)               -   Contracts
Section 3.2(q)               -   Notes and Accounts Receivable
Section 3.2(r)               -   Insurance
Section 3.2(s)               -   Litigation
Section 3.2(t)               -   Product Warranty Provisions
Section 3.2(w)               -   Employees
Section 3.2(x)               -   Employee Benefit Plans
Section 3.2(y)               -   Environmental Matters
Section 3.2(z)               -   Transactions with Affiliates
Section 3.2(aa)              -   Funded Debt
Section 4.4                  -   Buyers Consents and Approvals
Section 5.3(a)(i)(B)         -   Bonus Payments
Section 5.3(a)(ii)(D)        -   Form of Release
Section 5.8                  -   Consents and Approvals
Section 8.2                  -   Consents and Releases
Section 8.7(k)               -   Liens on Equipment
Section 8.7(l)               -   Form of Stockholder Release



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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of March 26, 1998, by and among the stockholders of DEETER FOUNDRY, INC., a Nebraska corporation (the "Company"), listed on Annex I hereto (the "Stockholders" or the "Sellers"), and NEENAH FOUNDRY COMPANY, a Wisconsin corporation (the "Buyer"). The Sellers and the Buyer are referred to collectively herein as the "Parties".

         WHEREAS, Sellers own 414.449 shares of common stock of the Company, par value $100.00 per share (the "Shares"), constituting all of the issued and outstanding capital stock of the Company; and

         WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell, transfer and convey to Buyer, the Shares, all subject to the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

                                    ARTICLE I
                           DEFINITIONS; INTERPRETATION

         Section 1.1 Certain Defined Terms. As used herein, the terms below shall have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

         "Affiliated Group" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

         "Balance Sheet" means the reviewed balance sheet of the Company as at December 31, 1997, together with the notes thereon, previously delivered to Buyer and attached hereto as part of Exhibit A.

         "Balance Sheet Date" means December 31, 1997.

         "Base Rate" means the prime lending rate announced from time to time by the Chase Manhattan Bank.


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         "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Welfare Benefit Plan, an Employee Pension Benefit Plan or Multiemployer Plan,
(B) is maintained or contributed to by or required to be maintained or contributed to by the Company, or (C) covers any current or former employee of the Company.

         "Buyer Representative" means each of James K. Hildebrand, Gary W. LaChey, William Barrett and John D. Rader.

         "Cash Purchase Price" has the meaning set forth in Section 2.3.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company Proprietary Rights" means all Proprietary Rights owned or used by the Company, along with all income, royalties, damages and payments due or payable at the Closing or thereafter (including, without limitation, damages and payments for past and future infringements or misappropriation thereof), the right to sue and recover for past infringement or misappropriation thereof, and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Proprietary Rights.

         "Confidential Company Information" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

         "Consulting Agreement" has the meaning specified in Section 5.7.

         "Controlled Group" has the meaning set forth in Section 1563 of the Code.

         "Disclosure Schedule" means the disclosure schedule delivered by the Company and the Sellers to the Buyer and each Buyer Representative on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained herein.

         "Employee Benefit Plans" means all Benefit Arrangements, Multiemployer Plans, Employee Pension Benefit Plans and Employee Welfare Benefit Plans.

         "Employee Pension Benefit Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), (A) which the Company maintains

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or contributes to or with respect to which the Company has any liability, or (B)
which covers any current or former employee of the Company.

         "Employee Welfare Benefit Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which the Company maintains or contributes to or with respect to which the Company has any liability, or (B) which covers any current or former employee of the Company.

         "Encumbrances" has the meaning specified in Section 2.7(a).

         "Environmental, Health, and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means U.S. Bank, N.A., f/k/a First Bank, N.A.

         "Escrow Agreement" means the Escrow Agreement dated as of the Closing Date by and among the Buyer, the Sellers and the Escrow Agent.

         "Escrow Deposit" has the meaning specified in Section 2.3.

         "Estimated Closing Balance Sheet" has the meaning specified in Section 2.4(a).

         "Estimated Closing Working Capital" has the meaning specified in
Section 2.4(a).

         "Financial Statements" has the meaning specified in Section 3.2(g).

         "Funded Debt" of the Company, shall mean, without duplication, (i) all obligations under indebtedness for borrowed money (including, without limitation, principal, interest, overdrafts, penalties, premiums, fees, expenses, indemnities and breakage costs), all obligations under capital leases (other than the leases identified in Section 1.1(a) of the Disclosure Schedule), notes payable, guaranties and drafts accepted representing extensions of credit and (ii) all notes or other amounts payable to the Company's present or former shareholders or any of their respective Affiliates, and excluding outstanding purchase orders, accrued expenses and trade accounts payable.

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         "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Taxes" means taxes measured by or with reference to net income imposed by any federal, state, local or foreign governmental taxing authority, including additions to tax and penalties related to such taxes, and interest on such taxes and on such additions to tax and penalties.

         "L/C" has the meaning specified in Section 2.3.

         "Lender" means the Buyer's senior lender (determined as of the close of business on the Closing Date).

         "Lien" means any claim, lien, pledge, option, charge, security interest, mortgage, encumbrance or other right of any third party.

         "Losses" means any claims, liabilities, losses, damages (including consequential damages and damages for lost profits), deficiencies, assessments, judgments, remediations and costs or expenses (including reasonable attorney's, consultants' and experts' fees and expenses).

         "Material Adverse Effect" has the meaning specified in Section 3.2(c).

         "Most Recent Balance Sheet" has the meaning specified in Section
3.2(g).

         "Most Recent Financial Statements" has the meaning specified in Section 3.2(g).

         "Most Recent Fiscal Month End" has the meaning specified in Section 3.2(g).

         "Multiemployer Plan" means any "multiemployer plan," as defined in
Section 4001 (a)(3) of ERISA with respect to which the Company or any Subsidiary has any liability or potential liability.

         "Non-Competition Agreement" has the meaning set forth in Section 5.7.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Permitted Encumbrances" has the meaning specified in Section 2.7(a).


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         "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a governmental authority.

         "Pre-Closing Period" means any taxable period ending on or before the Closing Date.

         "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

         "Proprietary Rights" shall mean all (i) patents, patent applications, patent disclosure and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names, logos, slogans, corporate names and Internet domain names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, and registrations and applications for registration thereof, (iv) computer software, data bases and documentation, and (v) trade secrets and other confidential information (including ideas, formulae and compositions), know-how, processes, techniques, research and development information, drawings, specifications, designs, plans, proposals, data, financial, business and marketing plans and customer and supplier lists and information.

         "Rebate Amount" has the meaning specified in Section 2.4(d).

         "Seller Note" has the meaning specified in Section 2.3.

         "Stockholder Representative" has the meaning set forth in Section 5.10.

         "Subsidiary" means any Person whose (a) securities having ordinary voting power to elect a majority of its board of directors or managing or general partners (or other persons having similar functions) or (b) other ownership interests (including partnership and membership interests) ordinarily constituting a majority interest in the capital, profits or cash flow of such Person, are at the time, directly or indirectly, owned or controlled by such other Person, or by one or more other Subsidiaries of such other Person, or by such other Person and one or more of its other Subsidiaries. Unless otherwise specified, each reference to a Subsidiary shall mean a Subsidiary of the Company.

         "Target Working Capital" means $3,050,000.00.

         "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or


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addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Title Company" has the meaning specified in Section 2.7(a).

         "Working Capital" means, as of the date of determination, an amount equal to the current assets of the Company less the current liabilities of the Company, in each case, and except as set forth in Section 3.2(g) of the Disclosure Schedule or Section 2.4(e) hereof, determined in accordance with GAAP, applied in a manner consistent with the preparation of the Financial Statements. For purposes of this Agreement, (a) current assets shall mean, without duplication, cash, accounts receivable, trade notes receivable, inventory, deposits and prepaid insurance excluding (i) any amounts in respect of Taxes and (ii) any amounts in respect of the assets to be distributed pursuant to Section 5.3(b) below and (b) current liabilities shall mean, without duplication, trade accounts payable and accrued expenses, excluding (i) any portion thereof which is included in Funded Debt, (ii) any unpaid amounts due or to become due for contracts or purchase orders entered into in connection with the capital improvements identified in Section 5.3(a)(ii) below and (iii) any amount in respect of Taxes.

         Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

                                   ARTICLE II
                      PURCHASE AND SALE OF SHARES; CLOSING

         Section 2.1 Transfer of Shares. Upon the terms and subject to the conditions contained herein, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire and in reliance upon the representations, warranties and covenants contained herein, at the Closing, the Shares.

         Section 2.2 Closing. The closing of the transactions contemplated herein shall be held at 10:00 a.m., local time, on the later of (i) March 26, 1998, and (ii) three (3) business days after the satisfaction or waiver of all conditions to closing contained in Articles VII and VIII, (the "Closing" or the "Closing Date"), at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, or such other time and/or place as the Parties hereto otherwise agree.


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         Section 2.3 Consideration for Shares. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Shares, Buyer shall pay to Sellers, in the aggregate, the amount of TWENTY-THREE MILLION EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($23,850,000) (the "Purchase Price"), subject to adjustment as provided in Section 2.4 hereof, (a) by depositing or causing to be deposited with the Escrow Agent by wire transfer of immediately available funds, $1,000,000 of the Purchase Price (the "Escrow Deposit") to be held by the Escrow Agent in accordance with Section 10.2 of this Agreement and in accordance with the Escrow Agreement, (b) by tendering to Sellers by wire transfer of immediately available funds to an account designated by Sellers not less than five (5) business days prior to Closing, $19,000,000 (the "Cash Purchase Price"), and (c) by tendering to the Stockholder Representative as agent of the Sellers a promissory note of ACP Holding Company ("Parent") in the amount of $3,850,000 in the form of Exhibit B-1 hereto (the "Seller Note") and the irrevocable standby letter of credit issued by The Chase Manhattan Bank in substantially the form of Exhibit B-2 hereto (the "L/C").

         Section 2.4 Purchase Price Adjustment

                  (a) Estimated Closing Balance Sheet. The Company shall prepare and deliver to Buyer a balance sheet (the "Estimated Closing Balance Sheet"), on or before a date not less than five (5) business days prior to the Closing Date for the purposes of showing an estimate of the Working Capital of the Company as at the Closing Date (the "Estimated Closing Working Capital"). The Estimated Closing Balance Sheet shall be prepared from the books and records of the Company in accordance with the accounting principles set forth in subsection (e) below taking into account the payments to be made by the Company at the Closing (including any payments of expenses or Taxes in accordance with Section 11.8).

                  (b) Closing Date Adjustment. The Cash Purchase Price payable at Closing (i) shall be reduced dollar-for-dollar by (A) the amount of any outstanding Funded Debt and (B) the excess, if any, of the Target Working Capital over the Estimated Closing Working Capital and (ii) shall be increased by the aggregate amount, if any, paid by the Company prior to the Closing Date for the capital improvements set forth in
         Section 5.3(a)(ii) below; provided, that in no event shall such amounts exceed individually, or in the aggregate, the amounts set forth opposite thereto for each such capital improvement.

                  (c) Preparation of Closing Balance Sheet; Dispute Resolution.

                           (i) Preparation of Closing Balance Sheet. On or
                  before the 60th day after the Closing Date, personnel of the Buyer and an accounting firm engaged by the Buyer (the "Buyer's Accountant") will prepare and deliver to the Stockholder Representative an audited balance sheet of the Company as of the close of business on the Closing Date (the "Closing Date Balance Sheet"), together with an unqualified report of the Buyer's Accountant thereon, and a certificate of the chief financial officer of the Buyer setting forth the Buyer's determination of the


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                  Working Capital as of the Closing Date (the "Adjustment
                  Statement"). The Closing Date Balance Sheet shall be prepared from the Company's books and records in accordance with the accounting principles set forth in subsection (e) below taking into account the payments to be made by the Company in connection with the Closing (including the fees and expenses and Taxes described in Section 11.8). During the preparation of the Closing Date Balance Sheet and all activities in connection therewith, the Stockholder Representative will be entitled to designate a representative (the "Representative Accountant") to observe and comment on the preparation of the Closing Date Balance Sheet and the Adjustment Statement and procedures relating thereto and shall have the right to review the work papers prepared in connection therewith. On or prior to the 20th day after the Stockholder Representative's receipt of the Closing Date Balance Sheet and the Adjustment Statement, the Stockholder Representative may give the Buyer a written notice stating in reasonable detail the Stockholder Representative's objections (an "Objection Notice") to the Closing Date Balance Sheet and/or the Adjustment Statement. If the Stockholder Representative does not tender to the Buyer an Objection Notice within such 20-day period, then the Closing Date Balance Sheet and the Adjustment Statement will be conclusive and binding upon the Parties and the Working Capital as of the Closing Date determined therefrom will likewise be binding on the Parties for purposes of Section 2.4(d) below.

                           (ii) Dispute and Amicable Resolution. If the
                  Stockholder Representative timely gives an Objection Notice as described in subsection (i) above, then the Stockholder Representative and the Buyer will attempt amicably to resolve their disputes as reflected in the Objection Notice, and any amount agreed to in writing by the Stockholder Representative and the Buyer as the Final Closing Date Working Capital, will be conclusive and binding upon the Parties for purposes of
                  Section 2.4(d) below.

                           (iii) Resolution by Independent Accounting Firm. If
                  the Stockholder Representative and the Buyer do not resolve all disputes as reflected in the Objection Notice on or prior to the 15th day after the Objection Notice is given, then the Stockholder Representative and the Buyer will retain a firm of certified public accountants that is mutually acceptable to the Stockholder Representative and the Buyer (if the Stockholder Representative and the Buyer are unable to agree on a mutually acceptable accounting firm prior to the 22nd day following delivery of the Objection Notice, then such firm will be chosen randomly by lot from among the nationally recognized public accounting firms with offices in Nebraska formerly constituting the "big six" (other than the Representative Accountant and the Buyer's Accountant) (the "Independent Accounting Firm") and the Nebraska office of said Independent Accounting Firm shall be used by the Parties to determine the Working Capital as of the Closing Date, as soon as practicable, and, in any event, within 30 days after the submission of any dispute thereto, all in accordance with the standards and definitions set forth herein and


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                  in subsection (e) below. The Working Capital as of the Closing
                  Date, determined by the Independent Accounting Firm (1) must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Representative Accountant and the Buyer in the Objection Notice and the Adjustment Statement, respectively, and, assuming compliance with the preceding clause, (2) will be conclusive and binding upon the Parties for purposes of
                  Section 2.4(d) below. The fees and expenses of the Independent Accounting Firm will be split equally between the Buyer and the Sellers.

                           (iv) "Final Closing Date Working Capital" means the
                  Working Capital as set forth on the Closing Date Balance Sheet as finally determined pursuant to clauses (i), (ii) and (iii) above (the "Final Closing Date Balance Sheet").

                  (d) Purchase Price Adjustment. The Purchase Price will be adjusted if the Final Closing Date Working Capital is greater or less than the Estimated Closing Working Capital as follows:

                           (i) if the Final Closing Date Working Capital is
                  greater than the Estimated Closing Working Capital, then the Buyer shall cause to be paid to the Stockholder Representative on behalf of each Stockholder, an aggregate amount equal to the lesser of (A) the excess of the Target Working Capital over the Estimated Closing Working Capital or (B) the excess of the Final Closing Date Working Capital over the Estimated Closing Working Capital, plus interest thereon at the Base Rate from the Closing Date. Any such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by the Stockholder Representative in writing, no later than three (3) business days after the completion of the Final Closing Date Balance Sheet, and the Stockholder Representative shall distribute to each Stockholder, their share of such amount.

                           (ii) if the Final Closing Date Working Capital is
                  less than the Target Working Capital, then the Cash Purchase Price will be reduced on a dollar-for-dollar basis by the lesser of (A) the excess of Estimated Working Capital over the Final Closing Date Working Capital or (B) the excess of the Target Working Capital over the Final Closing Date Working Capital (the "Rebate Amount"). In such event, the Stockholders, jointly and severally, agree to pay the Rebate Amount, plus interest thereon at the Base Rate, from the Closing Date to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing, no later than three (3) business days after the completion of the Final Closing Date Balance Sheet.

                  (e) Accounting Conventions. Subject to the definition of Working Capital set forth as in Section 1.1 hereof, each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Closing Date Balance Sheet shall be calculated in accordance with GAAP and shall be consistent


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         with the books and records of the Company; provided, that all known arithmetic errors shall be taken into account in the calculation of each account set forth above, regardless of their materiality and with respect to the calculation of the levels of the accounts set forth above, provided, further, that no change in accounting principles shall be made from those utilized in preparing the Financial Statements, including, with respect to the nature or classification of accounts, closing proceedings, valuation of inventory or levels of reserves or levels of accruals other than as a result of objective changes in the underlying business which occur prior to the Closing Date. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to Financial Statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

         Section 2.5 Closing Deliveries by Sellers. To effect the transfer referred to in Section 2.1 hereof and the delivery of the consideration described in Section 2.3 hereof, Sellers shall, on or prior to the Closing Date, tender the following to Buyer:

                  (a) certificates evidencing the Shares, free and clear of any and all Liens, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank;

                  (b) all consents, approvals, releases, and waivers from governmental authorities and other third parties required or necessary as a result of the transactions contemplated hereby all of which are set forth in Section 3.2(c) of the Disclosure Schedule, reasonably satisfactory in form and substance to Buyer and its counsel; and

                  (c) all other documents required to be delivered pursuant to
         Article VIII hereof not specifically mentioned above in this Section
         2.5.

         Section 2.6 Closing Deliveries by Buyer. To effect the transfer referred to in Section 2.1 hereof and the delivery of the consideration described in Section 2.3 hereof, Buyer shall, on the Closing Date:

                  (a) tender to Sellers the Cash Purchase Price, as the same may be adjusted pursuant to Section 2.4, by wire transfer of immediately available funds to such account of which Sellers shall have given notice to Buyer hereunder not later than five (5) business days prior to the Closing Date;

                  (b) tender to the Escrow Agent the Escrow Deposit;

                  (c) tender to Sellers the Seller Note and the L/C;

                  (d) tendered all other documents required to be delivered pursuant to Article VII hereof and not specifically mentioned above in this Section 2.6.



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         Section 2.7 Real Estate Matters to be Addressed at Closing.

                  (a) At the Closing, Sellers shall have delivered to Buyer policies of title insurance issued by Chicago Title Insurance Company (the "Title Company"), issued at standard rates, insuring the Company's marketable title in and to the Owned Property, as hereinafter defined, in fee simple, and for a value of Seven Hundred Twenty-Seven Thousand Five Hundred Dollars ($727,500), free and clear of all Liens, encroachments, encumbrances or other defects in title (collectively, "Encumbrances"), except for (i) installments of special assessments or real estate taxes which are not yet due and payable, (ii) the items set forth in Section 2.7(a) of the Disclosure Schedule, (iii) building and zoning restrictions applicable to the Owned Property and (iv) items disclosed by that certain survey of the Owned Property by Billy Joe Kerr dated February 20, 1998 (collectively, "Permitted Encumbrances"). Buyer may obtain such additional endorsements and affirmative coverages as Buyer and the Lender may reasonably require (including without limitation non-imputation endorsements), and the Sellers shall provide the Title Company with an Owner's Affidavit and Personal Undertaking of Sellers issued in connection therewith, a Nonimputation Endorsement Affidavit and Indemnity of Sellers and such other information as the Title Company may reasonably require in order to afford such coverage. Sellers shall be responsible for obtaining an owner's policy and shall bear the cost of the title premium for said title policies. Buyer shall bear the cost of obtaining all endorsements and affirmative coverages which may be required by Buyer of Lender.

                  (b) At the Closing, Buyer shall have received surveys of each Owned Property conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM certified to the Buyer, Lender, Title Company and the Company, showing no defects, encroachments or encumbrances other than the matters disclosed in
         Section 3.2(1) of the Disclosure Schedule. In the event any defect in the Company's title is determined to exist as a result of said survey, then, unless the same is waived by the Buyer, Sellers shall have the option, but not the obligation, to correct such defect to Buyer's reasonable satisfaction.

                  (c) At the Closing, Sellers shall have delivered to Buyer (i) from each landlord under a Lease an estoppel certificate, (ii) from each landlord under a Lease described in Section 3.2(1)(ii)(d) of the Disclosure Schedule, a consent to the transactions contemplated by this agreement and (iii) from each mortgagee and ground lessor of any Leased Property a nondisturbance agreement, in each case in form and substance reasonably satisfactory to Buyer and Lender. Sellers shall have delivered to Lender, from each landlord under a Lease designated by Lender, an agreement regarding the subordination to Lender of such landlord's lien against personal property on the applicable demised premises. In the event Sellers, after exercising commercially reasonable efforts to do so, are unable to obtain any one or more of the foregoing certificates, consents, or agreements, Buyer may either waive any such requirement under Article VIII or terminate this Agreement in accordance with Section 6.1.


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                                                                  EXECUTION COPY

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

         Section 3.1 Representations and Warranties of the Sellers Concerning the Transaction. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) with respect to himself, herself or itself.

                  (a) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and except as set forth in Section 3.1(a) of the Disclosure Schedule, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (b) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or the Buyer could become liable or obligated.

                  (c) Company Shares. All of the shares of capital stock of the Company are or will at Closing be held of record and owned beneficially by the Sellers as set forth in Section 3.1(c) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933 and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

         Section 3.2 Representations and Warranties Concerning the Company and Its Subsidiaries. The Sellers represent and warrant to the Buyer that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

                  (a) Organization Qualification and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is clearly required. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3.2(a) of the Disclosure Schedule lists the directors and officers of the Company.



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


                                                                  EXECUTION COPY

                  (b) Capitalization. The entire authorized capital stock of the Company consists of 1000 shares of common stock, of which 434 shares of common stock are issued and outstanding and all of which together represent the Shares. All of the issued and outstanding Shares have been or will at Closing be duly authorized, validly issued, fully paid, and nonassessable. As of the date hereof, 26 shares of common stock are held as treasury shares, all of which will be distributed to one or more of the Sellers or be cancelled and as of Closing, no shares of the Company's capital stock will be held as treasury shares. Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, nor are there outstanding or authorized any stock appreciation rights, phantom stock, or similar rights or instruments. There is no action, suit, proceeding, hearing, investigation, charge, complaint, demand or notice pending, or to the knowledge of any Seller, threatened by any present or former shareholder of the Company with respect to the Company's capital stock, nor to the knowledge of any Seller, do any facts exist which could form the basis for any such claim.

                  (c) Noncontravention. Except as set forth in Section 3.2(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect on the business, condition (financial or otherwise), operations, results of operations, or future prospects of the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"). Except for such filings as may be required under the HSR Act; except for authorizations, consents, approvals, declarations, filings or registrations the failure of which to obtain, would not, in the aggregate, impair the ability of the Sellers or the Company to perform their obligations hereunder or have a Material Adverse Effect on the Company; and except as set forth in
         Section 3.2(c) of the Disclosure Schedule, the Company does not need to obtain any authorization, consent, or approval of, or make any declaration, filing or registration with, any government or governmental agency or regulatory authority in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.



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


                                                                  EXECUTION COPY

                  (d) Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (e) Title to Assets; Sufficiency. Except as set forth on
         Section 3.2(e) of the Disclosure Schedule, Liens attributable to Funded Debt, as to which Sellers shall, in accordance with Article VIII hereof, have caused to be delivered to Buyer as of Closing duly executed UCC termination statements with respect thereto, Permitted Encumbrances and lessor's Liens arising under Leases identified in
         Section 3.2(l)(ii)(a) and 3.2(p)(i) of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it to conduct its business, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. The assets currently owned by the Company, or licensed or leased by the Company pursuant to a valid and enforceable license or lease agreement entered into in the ordinary course of business or otherwise disclosed to Buyer constitute all of the assets used by the Company in the conduct of the business of the Company in accordance with past practices as of the Most Recent Fiscal Year End and as of the date hereof.

                  (f) Subsidiaries. The Company has no Subsidiaries and does not own the stock of or have any financial interest in any other Person.

                  (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) reviewed balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1994, 1995, 1996 and 1997 (the "Most Recent Fiscal Year End") for the Company; and (ii) unaudited consolidated and consolidating balance sheets (the "Most Recent Balance Sheet") and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the one-month period ended January 31, 1998 (the "Most Recent Fiscal Month End"), for the Company. The Financial Statements (including the notes thereto) have been prepared from the books and records of the Company, and except as set forth in Section 3.2(g) of the Disclosure Schedule, are correct and complete, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not, in the aggregate, be material) and such adjustments as are necessary in accordance with GAAP to reflect the transactions contemplated or referred to in this Agreement and lack footnotes and other presentation items.

                  (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End there has not been any material adverse change in the business, condition


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


                                                                  EXECUTION COPY

         (financial or otherwise), operations, results of operations, or future prospects of the Company taken as a whole. Without limiting the generality of the foregoing, except as specifically provided in this Agreement, since that date:

                            (i) except as set forth in Section 3.2(h)(i) of the
                  Disclosure Schedule, the Company has not sold, leased, transferred, abandoned, allowed to lapse or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

                           (ii) except as set forth in Section 3.2(h)(ii) of the
                  Disclosure Schedule, the Company has not entered into any material agreement, contract, lease, or license (or series of related agreements, contracts, leases or licenses) involving more than $50,000, nor modified the terms of any such existing contract or agreement outside the Ordinary Course of Business;

                          (iii) except as set forth in Section 3.2(h)(iii) of
                  the Disclosure Schedule, no party (including the Company) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Company is a party or by which it is bound;

                           (iv) except as set forth in Section 3.2(h)(iv) of the
                  Disclosure Schedule, the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

                            (v) except as set forth in Section 3.2(h)(v) of the
                  Disclosure Schedule, the Company has not made any capital expenditures in an amount in excess of $50,000 individually or in the aggregate;

                           (vi) except as set forth in Section 3.2(h)(vi) of the
                  Disclosure Schedule, the Company has not made any capital investment in, or any loan to, any other Person;

                          (vii) except as set forth in Section 3.2(h)(vii) of
                  the Disclosure Schedule, the Company has not created, incurred, assumed, or guaranteed more than $50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                         (viii) except as set forth in Section 3.2(h)(viii) of
                  the Disclosure Schedule, the Company has not granted any license or sublicense of any material rights under or with respect to any Company Proprietary Rights;

                           (ix) except as set forth in Section 3.2(h)(ix) of the
                  Disclosure Schedule, there has been no change made or authorized in the charter or bylaws of the Company;



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                                                                  EXECUTION COPY

                            (x) except as set forth in Section 3.2(h)(x) of the
                  Disclosure Schedule, the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                           (xi) except as set forth in Section 3.2(h)(xi) of the
                  Disclosure Schedule, or with respect to periods between the date hereof and the Closing Date as permitted pursuant to
                  Section 5.3(a)(i)(C), the Company has not declared, set aside, or made any stock dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                          (xii) except as set forth in Section 3.2(h)(xii) of
                  the Disclosure Schedule, the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                         (xiii) except as set forth in Section 3.2(h)(xiii) of
                  the Disclosure Schedule, the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees, other than employment arrangements or transactions entered into in the Ordinary Course of Business and disclosed in writing to Buyer;

                          (xiv) except as set forth in Section 3.2(h)(xiv) of
                  the Disclosure Schedule, the Company has not granted any increase in the base compensation of or made any other material change in the employment terms of any of its directors, officers and employees;

                           (xv) except as set forth in Section 3.2(h)(xv) of the
                  Disclosure Schedule, the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

                          (xvi) except as set forth in Section 3.2(h)(xvi) of
                  the Disclosure Schedule, the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                         (xvii) except as set forth in Section 3.2(h)(xvii) of
                  the Disclosure Schedule, the Company has not experienced any material changes in the amount or scope of coverage of insurance now carried by it;


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


                                                                  EXECUTION COPY

                        (xviii) except as set forth in Section 3.2(h)(xviii) of
                  the Disclosure Schedule, the Company has not made or been subject to any change in its accounting practices, procedures or methods or in its cash management practices;

                          (xix) except as set forth in Section 3.2(h)(xix) of
                  the Disclosure Schedule, the Company has not engaged in any activity which has resulted in any acceleration or delay of the collection of its accounts or notes receivable or any delay in the payment of its accounts payable; and

                           (xx) except as set forth in Section 3.2(h)
                  subparagraph (i) through (xix) of the Disclosure Schedule, the Company has not committed to do any of the foregoing.

                  (i) Undisclosed Liabilities. Except as set forth in Section 3.2(i) of the Disclosure Schedule or as expressly modified herein as to specific types of liabilities, the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business, none of which is a liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, claim or lawsuit.

                  (j) Legal Compliance. Except as set forth in Section 3.2(j) of the Disclosure Schedule or as more specifically provided for in Section 3.2(y), the Company has complied with and is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or threatened against any of them alleging any failure so to comply, except where the failure to so comply would not have a Material Adverse Effect.

                  (k)      Tax Matters.

                            (i) The Company has duly and timely filed all Tax
                  Returns it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has maintained or will prior to Closing make or obtain, adequate provision for, and adequate funds to pay, Taxes payable by the Company as of December 31, 1997, and such provision and funds (as adjusted for the passage of time through the Closing Date in accordance with the past custom and practices of the Company in

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


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                  filing their respective Tax Returns) will be adequate for
                  Taxes payable by the Company as of the Closing Date (including any Taxes resulting from a distribution or other action set forth in Section 5.3 hereof);

                           (ii) There is no dispute or claim concerning any Tax
                  liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers has knowledge based upon personal contact with any agent of such authority;

                          (iii) Section 3.2(k) of the Disclosure Schedule lists
                  all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1990, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 1990. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

                           (iv) The Company has not received, and does not
                  expect to receive, from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against the Company;

                            (v) The Company has withheld and paid all required
                  Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other similar third party;

                           (vi) The Company has not filed a consent to the
                  application of Section 341(f) of the Code;

                          (vii) The Company will not be required, as a result of
                  (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under
                  Section 481(c) of the Code (or any corresponding provision of state, local or foreign Tax law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law), to include any item or income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date;

                         (viii) The Company has disclosed on its income Tax
                  Returns all positions taken therein that could give rise to an accuracy-related penalty under Section 6662 of the Code (or any corresponding provision of Tax law);


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                           (ix) Except as set forth in Section 3.2(k)(ix) of the
                  Disclosure Schedule, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code;

                            (x) No claim has ever been communicated to the
                  Company by a taxing authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

                           (xi) The Company has not been a United States real
                  property holding corporation within the meaning of Code
                  Section 897(c)(2) during the applicable period specified in Code Section 897(c)(l)(A)(ii);

                           (xii) The Company is not a party to any Tax
                  allocation or sharing agreement;

                         (xiii) The Company (A) has not been a member of an
                  Affiliated Group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any Person (other than the Company ) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                          (xiv) Anything herein to the contrary notwithstanding,
                  no representation or warranty is made and the Sellers expressly disclaim any liability for or with respect to any tax liability that may arise out of or in any way be connected with any election made by Buyer under Section 338 of the Code;

                           (xv) The Company (and any predecessor of the Company)
                  has been a validly electing S corporation within the meaning of Code ss.ss.1361 and 1362 at all times since February 1, 1992, and the Company will be an S corporation up to and including the Closing Date.

                          (xvi) The Company has not, in the past 10 years, (A)
                  acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.



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                  (l)      Real Property.

                            (i) Section 3.2(l)(i) of the Disclosure Schedule
                  contains a legal description of each parcel of real property owned by the Company (the "Owned Property"). The Company has good and marketable title in and to all of the Owned Property subject to no Encumbrances, except for Permitted Encumbrances.

                           (ii) Section 3.2(l)(ii)(a) of the Disclosure Schedule
                  contains a list of all leases, subleases and other occupancy agreements including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Property"; the "Owned Property" and the "Leased Property" collectively the "Real Property") to which the Company is the "tenant", "subtenant" or other lessee party. Except as set forth in Section 3.2(l)(ii)(b) of the Disclosure Schedule, Permitted Encumbrances and Liens attributable to Funded Debt, or created pursuant to the terms of the applicable Lease, the Company has a good and valid leasehold interest in and to all of the Leased Property, and such leasehold interests are subject to no Encumbrances. Except as set forth in Section 3.2(l)(ii)(c) of the Disclosure Schedule, each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any Lease. Sellers have previously delivered to Buyer true and complete copies of all the Leases. Except as described on Section 3.2(l)(ii)(d) to the Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                          (iii) The Real Property constitutes all of the real
                  property owned, leased, occupied or otherwise utilized in connection with the business of the Company Except as set forth in Section 3.2(l)(iii) of the Disclosure Schedule: (A) other than the Company, there are no parties in possession or parties having any current or future right to occupy any of the Real Property; (B) the Real Property is in good condition and repair and is sufficient for the conduct of the business of the Company as presently conducted; (C) the Real Property and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations; (D) all permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated; and (E) there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property. All improvements located on the Owned Property have direct access to a public road adjoining such Owned Property. No such improvements or accessways encroach on land not included in the Owned Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Owned Property. There is no pending or, to the knowledge of any


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


                                                                  EXECUTION COPY

                  Seller, threatened condemnation proceeding affecting any portion of the Owned Property.

                  (m)      Intellectual Property.

                            (i) The Company has not interfered with, infringed
                  upon, misappropriated, or violated any Proprietary Rights of any third party, in any material respect, and the Company has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Proprietary Rights of any third party). To the knowledge of any Seller, no third party has interfered with, infringed upon, misappropriated, or violated any Proprietary Rights of the Company in any material respect. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights is pending or, to the knowledge of any Seller is threatened, and to the knowledge of any Seller, there are no grounds for the same.

                           (ii) Section 3.2(m)(ii) of the Disclosure Schedule
                  identifies each patent or registration which has been issued to the Company with respect to any of the Company Proprietary Rights, identifies each pending patent application or application for registration which the Company has made with respect to any of the Company Proprietary Rights, and identifies each material license, agreement, or other permission which the Company has granted to any third party with respect to any of the Company Proprietary Rights (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 3.2(m)(ii) of the Disclosure Schedule also identifies each material trade name or material unregistered trademark used by any of the Company and its Subsidiaries.

                          (iii) Section 3.2(m)(iii) of the Disclosure Schedule
                  identifies each material item of the Company Proprietary Rights that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions, including, licenses of software (as amended to date), except to the extent the same are contained in the body of such software and not otherwise reduced to writing. With respect to each item of the Company Proprietary Rights identified in Section 3.2(m)(iii) of the Disclosure Schedule and exceptions noted above:

                                    (A) the license, sublicense, agreement, or
                               permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;


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


                                                                  EXECUTION COPY

                                    (B) no party to the license, sublicense,
                               agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                    (C) no party to the license, sublicense,
                               agreement, or permission has repudiated any material provision thereof; and

                                    (D) the Company has not granted any
                               sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                           (iv) the Company owns or has a license to use all
                  Proprietary Rights necessary for the operation of their businesses as conducted as of the Most Recent Fiscal Year End and as currently conducted.

                            (v) All Proprietary Rights owned or used by the
                  Company immediately prior to Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to Closing.

                  (n) Tangible Assets. Except as set forth in Section 3.2(n) of the Disclosure Schedule, the buildings, machinery, equipment, and tangible assets that the Company owns or leases are free from known material defects (patent and latent), have been maintained in accordance with normal industry practice, and, as currently used by the Company, are in good operating condition and repair (subject to normal wear and tear), considering their age and operational use.

                  (o) Inventory. Except as set forth in Section 3.2(o) of the Disclosure Schedule, the inventory of the Company consists of raw materials, manufactured and processed parts, work in process, iron scrap, and finished goods, all of which are in good and (with respect to finished goods) merchantable condition and are reasonably fit for the purpose for which they were purchased or manufactured.

                  (p) Contracts. Other than this Agreement, Section 3.2(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

                            (i) any agreement (or group of related agreements)
                  for the consignment or lease of machinery, equipment or other personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                           (ii) any agreement (or group of related agreements)
                  for the purchase or sale of raw materials, products, machinery, equipment or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;


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


                                                                  EXECUTION COPY

                          (iii) any capitalized lease, pledge, conditional sale
                  or title retention agreement involving the payment of more than $50,000 in the aggregate;

                           (iv) any agreement concerning a partnership or joint
                  venture;

                            (v) any agreement (or group of related agreements)
                  under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                           (vi) any agreement concerning confidentiality or
                  noncompetition or otherwise prohibiting the Company from freely engaging in any business;

                           (vii) any material agreement with any of the Sellers
                  and their Affiliates;

                         (viii) any profit sharing, stock option, stock
                  purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, or employees;

                           (ix) any license, royalty or other agreement relating
                  to the Company Proprietary Rights;

                            (x) any agreement containing commitments of
                  suretyship guarantee or indemnification (except for guarantees, warranties and indemnities provided by the Company in the ordinary course of business and those having a contract value, individually or in the aggregate of $25,000 or less);

                           (xi) any mortgage, indenture, note, bond or other
                  agreement relating to indebtedness incurred or provided by the Company;

                          (xii) any agreement involving a governmental body;

                         (xiii) any collective bargaining agreement;

                          (xiv) any agreement for the employment of any
                  individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;

                           (xv) any agreement under which the consequences of a
                  default or termination could have a Material Adverse Effect;

                          (xvi) any other agreement (or group of related
                  agreements) the performance of which involves consideration in excess of $50,000; or

                                                                  EXECUTION COPY

                           (xvii) any commitment to do any of the foregoing
                  described clauses (i) through (xvi).

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.2(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.2(p) of the Disclosure Schedule. With respect to each such agreement and except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought or as set forth in Section 3.2(p) of the Disclosure Schedule: (A) the agreement is legal, valid, binding, and enforceable in accordance with its terms and in full force and effect in all material respects and will continue to be so following the Closing; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement. Except as specifically identified in Section 3.2(p) of the Disclosure Schedule, the Company is not a party to any contract, agreement or understanding which contains a "change in control", "potential change in control" or similar provision which could be triggered by the transactions contemplated by this Agreement

                  (q) Notes and Accounts Receivable. Except as set forth in
Section 3.2(q) of the Disclosure Schedule, all notes and accounts receivable of the Company are reflected properly on the Company's books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

                  (r) Insurance. Except for life insurance policies set forth in Exhibit D hereto, Section 3.2(r) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

                            (i) the name, address, and telephone number of the
                  agent;

                           (ii) the name of the insurer, the name of the
                  policyholder, and the name of each covered insured; and

                          (iii) the policy number, the amount of coverage and
                  the period of coverage.



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


                                                                  EXECUTION COPY

With respect to each such insurance policy, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Company nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Section 3.2(r) of the Disclosure Schedule identifies any material self-insurance arrangements affecting the Company. All known claims, if any, made against the Company that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Section 3.2(r) of the Disclosure Schedule and, except as disclosed in Section 3.2(r) of the Disclosure Schedule, no claims have been denied coverage during the last three years. The Sellers have delivered to the Buyer a correct and complete copy of each insurance policy listed in Section 3.2(r) of the Disclosure Schedule.

                  (s) Litigation. Section 3.2(s) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, settlement, claim or charge or (ii) is a party or, to the knowledge of any Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or that could come before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, none of which, individually or in the aggregate, will result in a Material Adverse Effect.

                  (t) Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Company, for which the Company will have to make payment, grant credits, pay damages, or repair or replace product within 90 days of the Closing. Substantially all of the products manufactured, sold, leased, and delivered by the Company within the last 24 months are subject to standard terms and conditions of sale or lease. Section 3.2(t) of the Disclosure
Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).


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


                                                                  EXECUTION COPY

                  (u) Product Liability. The Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) exceeding $50,000 individually or in the aggregate arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

                  (v) Books and Records. The stock records of the Company fairly and accurately reflect in all material respects the record ownership of all of the outstanding shares of the Company's capital stock. The other books and records of the Company, including financial records, minute books and books of account, are complete and are accurate in all material respects.

                  (w) Employees. To the knowledge of any of the Sellers, no executive, key employee, or significant group of employees plans to terminate employment with the Company during the next 12 months. Except as set forth in
Section 3.2(w) of the Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Company has not committed any material unfair labor practice. The Sellers have no knowledge of any organizational or decertification effort presently being made or threatened by, on behalf of or against any labor union with respect to any employee of the Company. The Company has not engaged in any plant closing or employee layoff activities that would violate or require notification pursuant to, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

                  (x)      Employee Benefits.

                           (i) Section 3.2(x) of the Disclosure Schedule lists
                  each Employee Benefit Plan.

                                    (A) Subject to such retroactively effective
                           amendments as may be required or permitted under applicable law, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and with the applicable requirements of ERISA, the Code, any applicable collective bargaining agreement, and other applicable laws;

                                    (B) All required reports and descriptions
                           (including Form 5500 annual reports, summary annual reports, PBGC-l's, and summary plan descriptions) have been filed or distributed as required by applicable law with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B ("COBRA") have been met in all material respects with respect to each


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


                                                                  EXECUTION COPY

                           such Employee Benefit Plan which is an Employee Welfare Benefit Plan and which is subject to such requirements;

                                    (C) All contributions (including all
                           employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due will, prior to Closing, be paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been or will, prior to Closing, be paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (D) Each such Employee Benefit Plan which is
                           an Employee Pension Benefit Plan and which is not a standardized, prototype plan, has received a determination letter from the Internal Revenue Service that such Employee Benefit Plan is qualified under Code Section 401(a), and nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan

                                    (E) Sellers have delivered to Buyer correct
                           and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if applicable, the three most recent Form 5500 Annual Reports, if applicable, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                           (ii) With respect to each employee benefit plan (as
                  such term is defined in Section 3(3) of ERISA) that the Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                                    (A) There have been no Prohibited
                           Transactions. No fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such employee benefit plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such employee benefit plan (other than routine claims for benefits) is pending or, to the knowledge of any Seller, threatened.

                                    (B) The Company has not incurred any known
                           material liability (whether asserted or unasserted, whether absolute or contingent, whether

                                                                  EXECUTION COPY

                           accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code.

                           (iii) The Company does not contribute to and never
                  has contributed to, or ever been required to contribute to, any Multiemployer Plan, and the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability, under any Multiemployer Plan.

                           (iv) Except as set forth in Section 3.2(x)(iv) of the
                  Disclosure Schedule, the Company does not maintain or contribute to and has never maintained or contributed to, or ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or 'their dependents (other than in accordance with COBRA).

                  (y)      Environment, Health, and Safety.

                           (i) Except as set forth in Section 3.2(y)(i) of the
                  Disclosure Schedule, the Company has complied and is in compliance with all Environmental, Health, and Safety Requirements.

                           (ii) Except as set forth in Section 3.2(y)(ii) of the
                  Disclosure Schedule, without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in Section 3.2(y)(ii) of the Disclosure Schedule.

                           (iii) Except as set forth in Section 3.2(y)(iii) of
                  the Disclosure Schedule, the Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                           (iv) Except as set forth in Section 3.2(y)(iv) of the
                  Disclosure Schedule, none of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any

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


                                                                  EXECUTION COPY

                  form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                           (v) Except as set forth in Section 3.2(y)(v) of the
                  Disclosure Schedule, the Company has not, to the knowledge of any Seller, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                           (vi) To the knowledge of any Seller, neither this
                  Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                           (vii) Except as set forth in Section 3.2(y)(vii), the
                  Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                           (viii) Except as set forth in Section 3.2(y)(viii) of
                  the Disclosure Schedule, to the knowledge of any of the Sellers, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                  (z) Transaction With Affiliates. Except as set forth in
Section 3.2(z) of the Disclosure Schedule, neither the Company nor any of its shareholders, directors, officers or employees nor any of their respective relatives or Affiliates is involved in any business arrangement or relationship with the Company (whether written or oral), and neither the Company's nor any of its shareholders, directors, officers or employees nor any of their


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respective relatives or Affiliates owns any property or right, tangible or intangible, which is used by the Company.

                  (aa) Funded Debt. Except as set forth in Section 3.2(aa) of the Disclosure Schedule, the Company has no outstanding Funded Debt nor is a guarantor or is otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                  (bb) Board Recommendation. The board of directors of the Company, by written consent dated as of March 16, 1998, a copy of which is attached hereto as Exhibit C, has by unanimous vote of the directors signing such consent (who constituted 100% of the directors then in office) (a) determined that this Agreement and the transactions contemplated hereby, taken together, are fair to and in the best interests of the stockholders of the Company, (b) adopted resolutions to recommend that the holders of the Shares approve this Agreement and the transactions contemplated, herein.

                  (cc) Disclosure. Subject to the provisions of Section 5.4 and
Article X hereof, and all matters disclosed to the Buyer in the annexes, exhibits, and the Disclosure Schedule, which are attached hereto and incorporated herein by reference, the representations and warranties contained in this Section 3.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.2 not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though the Closing Date were substituted for the date of this Agreement throughout this
Article IV) as follows:

         Section 4.1 Organization of Buyer. Buyer is a corporation organized duly, validly existing and in good standing under the laws of the State of Wisconsin, and has all requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

         Section 4.2 Authorization; Validity. Buyer has all necessary power and authority to enter into this Agreement and have taken all action necessary (including, without limitation, obtaining authorization from its board of directors) to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         Section 4.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in:


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                  (a) a violation of or a conflict with any provision of the constitutive documents of Buyer;

                  (b) a breach of, or a default under, any term or provision of any contract, commitment or license to which Buyer is a party or by which its assets are bound, which breach or default would have a material adverse affect on Buyer's ability to consummate the transactions contemplated herein; or

                  (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

         Section 4.4 Consents and Approvals. Except as set forth in Section 4.4 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, except for consents, approvals or authorizations, declarations, filings or registrations, the failure of which to obtain would not in the aggregate impair the ability of Buyer to perform its obligations hereunder.

         Section 4.5 No Brokers. Neither Buyer nor any affiliate of Buyer has entered into or will enter into any agreement, arrangement or understanding with any Person which will result in any claim against or obligation of Seller for the payment of any fees or commissions to any broker, finder or agent or for any similar payment to any such Person in connection with this Agreement or the transactions contemplated herein.

                                    ARTICLE V
               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         Section 5.1 Access to Information and Records. At or prior to the Closing Date, Buyer and its financing sources shall be entitled, through their respective representatives and agents, to make such investigation of the assets, properties, business and operations of the Company and such examination of the books, records, Tax Returns, financial condition and operations of the Company as Buyer or its Lender may reasonably desire. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company and Sellers shall cooperate fully therein, including with respect to all communications with the Company's customers, suppliers and lenders. Except as is otherwise provided herein, no investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or Sellers under this Agreement. In order that Buyer and its lenders may have full opportunity to make such a business, accounting and legal review, examination or investigation as it or they may wish of the business and affairs of the Company, the Company shall furnish the representatives of Buyer and its lenders during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents,


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accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Buyer and its lenders of all material facts affecting the financial condition and business operation of the Company.

         Section 5.2 Confidentiality/Nondisclosure. Until the Closing, Buyer and its Affiliates shall keep all documents or information obtained from Company, Sellers, or its or their officers, directors, employees, agents, or representatives, in whatever form existing, and all information regarding this transaction, confidential and shall not use the same in any manner except for the performance of due diligence on the transactions contemplated by this Agreement. In the event this Agreement is terminated for any reason and the Closing does not occur, Buyer and its Affiliates shall keep all such documents and information, and all information relating to the transactions contemplated herein, confidential and shall not disclose the same to any Person, nor use any information or documents obtained from the Company or the Sellers or its or their officers, directors, employees, agents, or representatives concerning its assets, properties, business, finances, or operations, of the Company for their own benefit, unless (a) the same are generally available to the public or are readily ascertainable from public or published information, or trade sources,
(b) already known or subsequently developed by Buyer independently of any investigation of the Sellers or Company or (c) to the extent such disclosure is required by law. In the event this transaction does not close for any reason, Buyer and its Affiliates shall promptly return or destroy all such documents and information, all Company Confidential Information, and all compilations thereof. Buyer shall use its best efforts to cause its Affiliates and its and their respective officers, directors, employees, agents, accountants, attorneys and consultants to comply with the terms of this Section 5.2 regarding return, destruction, nondisclosure, or use of any such documents or information.

         Section 5.3       Conduct of Business.

                  (a) From the date hereof through the Closing Date, the Sellers shall cause the Company to and the Company shall (i) conduct its business in the ordinary course in the same manner as it has been conducted since the date of the Most Recent Financial Statements (except as otherwise expressly contemplated herein) and (ii) without limiting the generality of the foregoing, not undertake any of the actions specified in Section 3.2(h) without the prior written consent of the Buyer; provided, however, that the Company may, after full disclosure to Buyer of the same, undertake all or any combination of the following activities in connection with the operation of its business, provided, however, that the aggregate amount expended by the Company in connection with each of the items defined in subparagraphs
         (i)(A), (B), (C), (D), (E) and (F) below shall not exceed $1,500,000 in the aggregate:

                           (i) Subject to reduction of the Cash Purchase Price
                  to the extent the same results in any increase in Funded Debt or results in a reduction in Working Capital:



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                                    (A) implement salary and/or wage increases
                           and payment of bonuses to employees, including shareholder employees, to the extent the same are made in the Ordinary Course of Business;

                                    (B) make one time bonus payments in the form
                           of distributions of shares of the Company's common stock from treasury (all of which shall be Shares sold hereunder) in the amounts and to the Company's employees listed in Section 5.3(a)(i)(B) of the Disclosure Schedule to recognize their contribution to the Company's success;

                                    (C) make distributions to Shareholders in
                           the form of cash dividends in an amount not to exceed $1.00;

                                    (D) compromise, settle or otherwise satisfy
                           the obligation which the Company owes Eugene Deeter and/or Jacqueline Deeter under the terms of the Consulting Agreement and/or the Deferred Compensation Agreements between Eugene A. Deeter and the Company, complete and correct copies of which have previously been provided to Buyer, provided that any such agreement shall provide for the full release of any and all claims against and obligations of the Company and shall otherwise be on terms and conditions reasonably acceptable to Buyer;

                                    (E) purchase the Real Property identified in
                           Section 3.2(l) of the Disclosure Schedule from Mr. Eugene A. Deeter in the event the same has not been acquired prior to the date hereof;

                                    (F) pay in full all amounts due and owing to
                           shareholders under the agreements for redemption of stock identified in Section 3.2(h)(xi) of the Disclosure Schedule; and

                                    (G) pay the costs and expenses of the
                           Sellers and Company in connection with the transaction contemplated hereby, which have been incurred prior to Closing.

                           (ii) Without further adjustment of the Purchase
                  Price, except as provided in Section 2.4(b):

                                    (A) undertake and pay or contract for the
                           following capital improvements for a cost not to exceed the amount set forth below:



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                                        Capital Improvements      Estimated Cost
                                        --------------------      --------------

                                    1)  New cupola baghouse             $491,247
                                    2)  New cooling tower               $ 54,150
                                    3)  New cupola shell                $519,184
                                    4)  Concrete work in yard           $ 77,412
                                    5)  Storage bunker walls            $ 10,000

                                    (B) eliminate any and all restrictions on
                           and waive and agree to forego any and all rights, options, or first rights of refusal which the Company may now have or which may arise at any time in the future with respect to the purchase or redemption of any of the shares of the issued and outstanding stock of the Company insofar as such restrictions, rights, options, or first rights of refusal relate to or would otherwise relate to or arise out of or in connection with the sale of stock or other transactions contemplated in this Agreement;

                                    (C) authorize the cancellation of all shares
                           currently held by the Company as treasury stock; and

                                    (D) deliver to Sellers and each officer,
                           director or executive employee of the Company identified in Section 3.2(a) of the Disclosure Schedule, a release agreement in the form set forth in Section 5.3(a)(ii)(D) of the Disclosure Schedule; provided, that nothing contained therein shall in any way limit Buyer's right with respect to the breach of any provision of this Agreement.

                  (b) Notwithstanding the provisions of Section 5.3(a), on or prior to the Closing Date the Company shall distribute or assign the following assets as provided below:

                             (i) distribute the insurance policies set forth on
                  Exhibit D hereto to the named insured or his or her designee and as to which the Company shall have no further obligation or liability in respect of any premium or other amount payable thereunder;

                            (ii) distribute 2 cars (a Ford Explorer VIN
                  1FM0U34X4UA77265 and a Honda Prelude VIN 3HMBB22SSPCO 14457) to Douglas Deeter;

                           (iii) distribute (1) Car (1990 Lincoln Town Car VIN
                  8916) to Eugene A. Deeter;

                           (iv) distribute 10 UNL Football tickets to Douglas
                  Deeter; and



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                             (v) unless settled prior to Closing, assignment of
                  all of the Company's claims and causes of action against International Molding Machine, including but not limited to its pending suit to the Stockholders as their interests appear immediately prior to Closing.


         Section 5.4 Preservation of Business. From the date hereof through the Closing Date and except as is otherwise specifically provided herein, each of the Company and Sellers shall use their best efforts to (i) preserve intact the business, assets, properties and organizations of the Company; (ii) keep available the services of the present officers, employees, consultants and agents of the Company; and (iii) maintain its present suppliers and customers and to preserve its goodwill.

         Section 5.5 Notice of Events. In making representations, warranties and covenants to disclose and/or deliver information and/or documents as set forth herein, it is the intent of both parties to require and make, respectively, full and good faith disclosure in all material respects in order to assure that each realize the full benefits of their respective bargain hereunder.
Accordingly, each of the parties hereto agrees as follows:

                  (a) to the extent that any state of facts, items, or information become known to or are discovered by one of the parties and are known by that party to materially contradict any of the representations or warranties made by the other party hereunder, or in the event any party is unable to obtain any authorizations, consents, or approval as otherwise required hereunder, then in all events the same shall be promptly disclosed in writing to the other party;

                  (b) to the extent that any such items or information or state of facts are disclosed or any such authorization, consent, or approval cannot, after the exertion of commercially reasonable efforts as required in Section 5.8 hereof, be obtained and are not material, the same shall not be deemed to constitute a breach or justify rescission or require a delay in Closing; provided that the same can be and are in fact cured at the sole cost and expense of the Sellers in the case of any representation or warranty of the Company or the Sellers, or the Buyer, in the case of any representation and warranties of the Buyer, in each case, to the reasonable satisfaction of the other party to whom such representation or warranty was made prior to or at Closing; and

                  (c) to the extent that any such items, information, or state of facts are disclosed or any such authorization, consent, or approval cannot, after the exertion of best commercially reasonable efforts as required in Section 5.8 hereof, be obtained and to the further extent that the same cannot reasonably be cured prior to Closing, then unless otherwise agreed, the other party shall have the option, as such party's sole and exclusive remedy, to (i) waive such item(s), information, or state of facts or such authorization, consent, or approval and proceed to Closing, or (ii) terminate this Agreement prior to Closing in accordance with Section 6.1.


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         Section 5.6 Exclusivity. Until the earlier of the Closing or the termination of this Agreement, none of the Sellers or the Company (collectively, the "Company Group") shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, or encourage inquiries or proposals (each, an "Acquisition Proposal") with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, or enter into any agreement with respect to, any acquisition or purchase of all or a substantial portion of the business, assets, properties, capital stock or capital stock equivalents of the Company or any of its Subsidiaries (a "Potential Sale"), whether by merger, combination, sale of stock, sale of assets, or otherwise, or enter into any agreement, arrangement or undertaking requiring it to abandon, terminate or fail to consummate the transaction contemplated by this Agreement. The Sellers shall, and shall cause each other member of the Company Group to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, other than Buyer, conducted prior to the date hereof with respect to any Acquisition Proposal. The Sellers shall
(i) immediately inform Buyer of any inquiries any member of the Company Group receives after the date hereof concerning an Acquisition Proposal or Potential Sale and provide Buyer with copies of all correspondence or other documents received in connection therewith and (ii) inform the Persons sending such inquiries, requests or proposals that the Company is bound by an exclusivity arrangement (without any reference to Buyer, its Affiliates, or its potential financing sources). The Sellers represent that each is not, nor is the Company a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement. Each of the Sellers shall use their best efforts to cause the Company and its officers, directors, agents, representatives and advisors to comply with the provisions of this Section 5.6.

         Section 5.7 Non-Competition; Non-Interference; Non-Solicitation. As a significant inducement to Buyer to enter into and perform its obligations under this Agreement, on the Closing Date Douglas Deeter ("Deeter") shall have entered into a consulting agreement with Buyer substantially in the form of Exhibit E hereto (the "Consulting Agreement") and a non-competition agreement with Buyer in substantially the form of Exhibit F hereto (the "Non- Competition Agreement").

         Section 5.8 Consents and Best Efforts. Buyer, Sellers and the Company will, as soon as reasonably practicable, commence to take all commercially reasonable actions required to obtain all consents, approvals, waivers and agreements of, and to give all notices and make all other registrations or filings with, any third parties, including governmental authorities, including any such filing required under the HSR Act, necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, transfer and delivery of the Shares and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Disclosure Schedules, and shall cooperate with each other with respect thereto; provided, that (i) any filing fee under the HSR Act shall be paid by Buyer and (ii) it shall be the obligation of the Company and Sellers, consistent with the following sentence, to procure all authorizations, consents and approvals set forth in Section 5.8 of the Disclosure Schedule. Subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to


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consummate and make effective as promptly as practicable the transactions contemplated hereby and to cause the fulfillment of the Parties' obligations hereunder.

         Section 5.9 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereto to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Parties hereto; provided, that each party hereto upon reasonable advance notice to the other party as to the timing and content thereof, may make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement; and provided further that Buyer or its Affiliates may, following Closing, make any announcement or disclosure to current or future financing sources or subsequent purchasers or assignees of substantially all of the capital stock or assets of Buyer or any Subsidiary or Affiliate thereof without consent of or disclosure to the Company or the Sellers.

         Section 5.10 Appointment of Stockholder Representative. By execution of a counterpart of this Agreement, the Stockholders hereby appoint Douglas Deeter to act as representative of the Stockholders (the "Stockholder Representative") in all matters provided for herein, including without limitation all matters related to Article X. In the event of the death, incapacity, removal or resignation of Douglas Deeter, a successor Stockholder Representative shall be appointed by vote of a majority of the Stockholders.

         Section 5.11 HSR Act Filings. Each Party shall, in cooperation with the other Parties, file or cause to be filed any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, shall request early termination of all applicable waiting periods under the HSR Act and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the others. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, each Party shall consult with the other Parties with respect thereto.

                                   ARTICLE VI
                                   TERMINATION

         Section 6.1 Termination. This Agreement may be terminated and the sale and purchase of the Shares may be abandoned, notwithstanding the approval thereof by the Sellers or the Company, at any time prior to Closing:

                  (a) by mutual consent of the Sellers and Buyer;



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                  (b) by either the Sellers or Buyer, if the sale and purchase of the Shares shall not have been consummated on or before March 31, 1998 (the "Termination Date");

                  (c) by Buyer, in the event that the conditions to its obligations set forth in Article VIII hereof have not been satisfied or waived at or prior to the Termination Date;

                  (d) by Buyer if any Buyer Representative has actual knowledge of any fact, event, condition or circumstance, and such Buyer Representative knows or would be reasonably expected to know that the existence of such fact, event, condition or circumstance constitutes a breach of any representation or warranty of the Sellers giving rise to the right of Buyer to terminate this Agreement under Section 5.5(c);

                  (e) by the Sellers in the event that the conditions to its obligations set forth in Article VII hereof have not been satisfied or waived at or prior to the Termination Date;

                  (f) by the Sellers if any Seller has actual knowledge of any fact, event, condition or circumstance and such Seller knows or would be reasonably expected to know that the existence of such fact, event, condition or circumstance constitutes a breach of any representation or warranty of the Buyer, which breach gives rise to the right of the Sellers to terminate this Agreement under Section 5.5(c);

                  (g) by Buyer, if the Sellers fail to unanimously adopt and approve this Agreement and the sale and purchase of the Shares on or before March 10, 1998;

         Section 6.2 Effect of Termination. If this Agreement is terminated pursuant to Section 6.1 hereof, all rights and obligations of the Parties hereunder shall terminate and no Party shall have liability to the other Party, except for obligations of the Parties hereto in Sections 5.2, 5.9, 11.8 and 11.11, which shall survive the termination of this Agreement, and except that nothing herein will relieve any Party from liability for any breach of any agreement or covenant contained herein prior to such termination.

                                   ARTICLE VII
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligation of Sellers to sell and transfer the Shares to Buyer on the Closing Date are subject, in the discretion of the Sellers, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Sellers in their sole discretion:

         Section 7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.


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         Section 7.2 No Injunction. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.

         Section 7.3 HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

         Section 7.4 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Baird Holm, Attorneys at Law, special Nebraska counsel to Buyer, substantially in the form of Exhibit G hereto.

         Section 7.5 Payments. Buyer shall have unconditionally tendered, subject only to the satisfaction of the terms and conditions of this Agreement, the Cash Purchase Price, the Seller Note and the L/C to Sellers and the Escrow Deposit to the Escrow Agent in accordance with Section 2.3.

         Section 7.6 Consulting Agreement. Buyer shall have executed and delivered the Consulting Agreement with Douglas Deeter.

         Section 7.7 Documents to be Delivered by Buyer. At the Closing, Buyer shall have delivered to Sellers the following documents, in each case duly executed or otherwise in proper form:

                  (a) Compliance Certificate. A certificate signed by the chief executive officer of the Buyer that each of the representations and warranties made by the Buyer in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that the Buyer has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing Date.

                  (b) Certified Resolutions. Certified copies of the resolutions of the Board of Advisors and member(s) of Buyer, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

                  (c) Certificate of Formation; Good Standing. (i) a copy of the Certificate of Incorporation of Buyer, certified as of a recent date by the Secretary of State of the state of its incorporation, and (ii) a Certificate of Good Standing for the Buyer from the Secretary of State of the state of its incorporation, dated not more than ten (10) days prior to the Closing Date.

                  (d) Consents and Approvals. Material consents, if any, of all third parties necessary for the Buyer to execute, deliver and perform this Agreement.



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                  (e) Incumbency Certificate. Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to the Sellers or the Company pursuant to the terms hereof.

                  (f) Escrow Agreement. The Escrow Agreement duly executed by the Buyer and the Escrow Agent.

                  (g) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement.

         Section 7.8 All Proceedings To Be Satisfactory. All corporate and other proceedings to be taken by the Buyer in connection with the authorization and approval of this Agreement, and by Buyer's Parent with respect to the authorization or approval of the Seller Note, shall be reasonably satisfactory in form and substance to the Sellers and their counsel.

                                  ARTICLE VIII
                        CONDITIONS TO BUYER'S OBLIGATIONS

         The obligations of Buyer to purchase the Shares as provided hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Buyer in its sole discretion:

         Section 8.1 Representations, Warranties and Covenants. All representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct when made and, except as contemplated by this Agreement. at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Seller and the Company shall have performed all agreements and covenants required hereby to be performed by either of them prior to or at the Closing Date.

         Section 8.2 Consents; Releases. All consents, approvals and waivers from governmental authorities and other parties required or necessary as a result of the transactions contemplated hereby, including, without limitation, those set forth in Section 8.2 of the Disclosure Schedule, shall have been obtained, including under the HSR Act. Releases reasonably satisfactory in form and substance to Buyer and its counsel shall have been obtained from all of the persons and entities set forth in Section 8.2 of the Disclosure Schedule.

         Section 8.3 No Injunction. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.

         Section 8.4 No Material Adverse Effect. During the period from December 31, 1997 to the Closing Date, no event shall have occurred or be continuing (including any litigation) which has had or could reasonably be expected to have a Material Adverse Effect.



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         Section 8.5 Funded Debt. Sellers shall have delivered to Buyer duly executed payoff letters from each lender or creditor in respect of any Funded Debt outstanding as of the Closing Date, setting forth the total outstanding amount of such Funded Debt, and an acknowledgment that upon receipt of payment in full of such amount, all Funded Debt shall be paid in full, all arrangements pursuant to which such credit was advanced shall have been terminated or cancelled and each such lender shall take all such other actions as may be necessary to discharge all Liens in favor of any such lender.

         Section 8.6 Stockholders Approval. This Agreement, and the transactions contemplated thereby shall have been unanimously approved by all the votes entitled to be cast with respect thereto by the holders of the outstanding Shares; and dissenters' rights shall not have been asserted with respect to any of the issued and outstanding Shares.

         Section 8.7 Documents to be Delivered by Sellers. At the Closing, Company and Sellers shall have delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  (a) Stock Certificate(s). Stock certificates representing all of the outstanding Shares, duly endorsed in blank or otherwise acceptable for transfer, with all restrictive legends (if any) either removed or properly canceled.

                  (b) Stock Options, etc. Evidence of the exercise, conversion or cancellation of all options, warrants, convertible securities and other rights or securities disclosed in Section 3.2(b) of the Disclosure Schedule, in form and substance satisfactory to Buyer.

                  (c) Compliance Certificate. A certificate signed by the chief executive officer of the Company that each of the representations and warranties made by the Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that the Company has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  (d) Opinion of Counsel. A written opinion of Cline, Williams, Wright, Johnson & Oldfather, counsel to the Company, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit H hereto.

                  (e) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the stockholders of the Company, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

                  (f) Escrow Agreement. The Escrow Agreement duly executed by Sellers and Escrow Agent.



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                  (g) Articles; Bylaws; Good Standings. (i) A copy of the
         articles of incorporation of the Company certified as of a recent date by the Secretary of State of the state of incorporation, (ii) a copy of the bylaws of the Company certified by the secretary of the Company and
         (iii) certificates of good standing for the Company from the Secretary of State of the state of incorporation of each such company and from each other jurisdiction in which such company is required to qualify to do business, in each case dated not more than ten (10) days prior to the Closing Date.

                  (h) Consents and Approvals. Material consents, if any, of third parties necessary for the Company, or the Stockholders to execute, deliver and perform this Agreement.

                  (i) Incumbency Certificate. Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

                  (j) Consulting Agreement; Non-Competition Agreement. Buyer shall have received the Consulting Agreement and the Non-Competition Agreement executed by Douglas Deeter.

                  (k) Lien Releases. Fully executed UCC-3 Termination Statements and other terminations and/or releases necessary to terminate or release all Security Interests in, and Liens on, any assets of the Company, except for Security Interests or Liens arising out of or in connection with Equipment Leases set forth in Section 8.7(k) of the Disclosure Schedule.

                  (l) General Releases. The releases in the form set forth in
         Section 8.7(l) of the Disclosure Schedule executed by each Stockholder.

                  (m) Resignations. Written resignations and releases of the directors and officers of the Company and its Subsidiary.

                  (n) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         Section 8.8 Amendment of Restated Articles. The Company shall have amended its Articles of Incorporation to remove therefrom any restrictions on the transfer of Shares.

         Section 8.9 Absence of Litigation. No action, suit, investigation or proceeding shall have been commenced or threatened by a governmental agency or third party against Buyer, the Company or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, challenging the rights of the parties hereto to consummate such transactions or which reasonably could be expected to have a material adverse effect.


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         Section 8.10 Management Arrangements. Buyer shall have entered into arrangements with the following named individuals to continue their employment, on terms and conditions satisfactory to Buyer, provided that such terms shall not require any such individual to accept a reduction in salary: Jeff Jenkins, John Moylan, Jeff Tomhave.

         Section 8.11      Real Property.

                  (a) Buyer shall have received each of the deliveries required under Section 2.7.

                  (b) All Real Property shall be in substantially the same condition and repair as that on the date of this Agreement, reasonable wear and tear excepted.

                  (c) Seller shall have timely paid any and all real property transfer, transfer gains, stamp and other similar taxes, if any, assessed in connection with the transactions contemplated by this Agreement and shall have delivered evidence satisfactory to Buyer and the Title Company of the payment of such taxes.

                  (d) Purchaser shall have received from each Seller that owns any of the Owned Property an affidavit (1) stating that such Seller is not a "foreign person", as defined in Section 1445(f)(3) of the Internal Revenue Code, (2) setting forth such Seller's taxpayer identification number, (3) stating that such Seller intends to file a U.S. income tax return with respect to the sale of such Owned Property, and (4) granting Buyer permission to furnish a copy of such affidavit to the Internal Revenue Service.

         Section 8.12 Financing. Buyer shall have received cash proceeds of financing in an amount necessary to consummate the purchase of the Shares and to pay all fees and expenses in connection therewith and to provide for ongoing working capital needs of Buyer and the Company, and having such terms and conditions as are satisfactory to Buyer in its sole discretion.

         Section 8.13 Working Capital. The determination of Estimated Closing Working Capital and the Estimate Closing Balance Sheet shall be reasonably acceptable to Buyer and the Target Working Capital shall not exceed the Estimated Working Capital by more than $1,000,000.

         Section 8.14 All Proceedings To be Satisfactory. All corporate and other proceedings to be taken by the Sellers in connection with the transactions contemplated hereby, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.



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                                   ARTICLE IX
                             POST-CLOSING COVENANTS

         Section 9.1 Further Assurances. On and after the Closing Date, Sellers and Buyer will take all appropriate action and execute (or cause to be executed) all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions of this Agreement.

         Section 9.2       Tax Matters.

                  (a) Except for such tax liability as may arise out of or in any way relate to any election made by Buyer under Section 338 of the Code, all of which shall be and remain the sole obligation of Buyer, Sellers shall be responsible for the payment of any Taxes that may be imposed on the Company with respect to any taxable periods ending on or before the Date of Closing. Buyer and the Company shall be responsible for the payment of any Taxes that may be imposed on the Company for any taxable period beginning after the Closing Date.

                  (b) Seller shall file or cause to be filed when due all Tax Returns of the Company for the taxable periods ending as of the Closing Date and except as noted in Section 9.2(a) above, shall pay or cause to be paid the Taxes shown to be due on any such Tax Return. In connection with the filing of such Tax Return with respect to the taxable period ending on the Closing Date, the Sellers shall be entitled to any tax credit or credits allowable to the Company attributable to periods up to and including the Closing under the Employment and Investment Growth Act, Neb. Rev. Stat. ss. 77-4101, et seq. (Reissue 1996), which the Sellers shall allocate amongst themselves in accordance with their existing pro rata ownership interests in the Shares.

                  (c) The Closing is intended to terminate the Company's taxable year. If for any reason, the Closing does not terminate the Company's current taxable year with respect to any Taxes, then Buyer and the Company shall be responsible for the payment of the portion of the Company's Taxes attributable to the portion of such taxable year beginning after the Closing Date. For this purpose, Taxes shall be apportioned between the pre-Closing and post-Closing portions of the Company's current taxable year according to when the income was actually earned except that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated to each such portion of the taxable period on a daily basis.

                  (d) Sellers shall be entitled to all losses or deductions attributable to taxable periods ending on or before the Closing Date and all credits used to offset Taxes imposed on the Company for any Pre-Closing Period and all refunds of Income Taxes for which Sellers are responsible under Section 9.2 hereof, and Buyer and the Company agree to remit to the Stockholder Representative on behalf of Sellers any such refund received by Buyer or the Company net of any Taxes imposed on the recipient by reason of the receipt


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         thereof and net of any fees and expenses incurred by Buyer to process the claim for refund.

                  (e) Buyer and the Company shall cooperate fully with the Stockholder Representative, and among other things shall prepare and submit to the Stockholder Representative such tax data and other information as may be required for the preparation by Sellers of any Tax Return for Sellers' taxable year which includes the Closing Date or which otherwise relates to the Company's pre-Closing operations. Such data and other information shall be prepared on a basis consistent with that prepared for prior Pre- Closing Periods and shall be submitted to the Stockholder Representative at such time as shall reasonably enable Sellers to comply with applicable tax return filing requirements on a timely bases.

                  (f) Buyer and the Company shall permit the Stockholder Representative, and the Sellers shall permit Buyer and the Company to have full access, at any reasonable time and from time to time after the Closing Date, to all pre-Closing Tax Returns and all books and records, wherever located, of the Company, or Sellers relating to the Company, relevant to such Tax Returns. Sellers and Buyer shall preserve such information until the expiration of all applicable statutes of limitations (including any waivers or extensions thereof), and shall make such information available to the other party as may be reasonably required by the other party in connection with any tax examination of or preparation of a Tax Return by the other party. If Buyer or the Company shall receive a notice of a proposed adjustment to Income Taxes for any Pre-Closing Period, then Buyer shall, or shall cause the Company to, promptly furnish to the Stockholder Representative a copy of such notice.

                  (g) S Corporation Status. The Company and Sellers will not revoke the Company's election to be taxed as an S corporation within the meaning of Code ss.ss.1361 and 1362. The Company and Sellers will not take or allow any action, other than the sale of the Company's stock pursuant to this Agreement, that would result in the termination of the Company's status as a validly electing S corporation. The parties intend that the sale of the Shares pursuant to this Agreement will terminate the Company's status as a validly electing S corporation as of the Closing.

         Section 9.3 Transition. Neither the Sellers nor their respective Affiliates shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Sellers and their Affiliates will refer all customer inquiries relating to the businesses of the Company to the Company from and after the Closing. The Sellers shall use their best efforts to cause the Company and its officers, directors, employees and agents to comply with the provisions of this
Section 9.3.



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         Section 9.4 Confidentiality. Following Closing, Sellers will treat and hold as such all Confidential Company Information, refrain from using any Confidential Company Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Company Information which are in its possession. In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Company Information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Company Information to any tribunal or else stand liable for contempt, Sellers may disclose the Confidential Company Information to the tribunal; provided, that Sellers shall use their best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Company Information required to be disclosed as Buyer shall designate.

                                    ARTICLE X
                                 INDEMNIFICATION

         Section 10.1 Survival, Representations and Warranties. Except as is otherwise expressly provided herein, the respective representations and warranties of the Sellers and Buyers contained herein or in any certificates or other documents delivered at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations and warranties provided for in this Agreement shall survive for eighteen (18) months beyond the Closing Date , except that the representations and warranties set forth in Sections 3.1, 3.2(b), (d) and (z), 4.2, and 4.5 shall survive indefinitely, the representations and warranties set forth in Sections 3.2(k) and (x) shall survive until 90 days following the expiration of the applicable statute of limitations with respect thereto, and the representations and warranties set forth in Section 3.2(y) shall survive for a period of 24 months after the Closing Date. The provisions of this Section 10.1 shall not otherwise limit any covenant or agreement of the Parties hereto which, by its terms, contemplates performance after the Closing Date.

         Section 10.2      Indemnification Obligation of Sellers.

                  (a) Subject to the provisions of subparagraphs (b) through (d) hereof and Section 10.8, each of the Sellers jointly and severally agree to indemnify Buyer and its Affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns (collectively, the "Buyer Indemnitees") in respect of, and save and hold each Buyer Indemnitee harmless against and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred, any Losses which any Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:



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                            (i) any facts or circumstances which constitute a
                  material misrepresentation or breach by any Seller of any representation or warranty given by Sellers to Buyer pursuant to this Agreement (including any Schedule), or any certificate delivered to Buyer by any Seller or the Company pursuant to this Agreement (provided that each Seller from whom indemnification is sought is given written notice of such Loss during the survival period specified in Section 10.1 above);

                           (ii) any nonfulfillment or breach of any covenant or
                  agreement of the Company or any Seller set forth in this Agreement;

                          (iii) any Funded Debt incurred by the Company prior to
                  the Closing Date and outstanding after the Closing Date, to the extent the Cash Purchase Price was not reduced by the same;

                           (iv) the Rebate Amount, if any;

                            (v) expenses of the Company and the Sellers incident
                  to this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses and Taxes described in Section 11.8), except to the extent the same were paid on or prior to Closing in accordance with
                  Section 11.8;

                           (vi) obligations of the Company incurred in
                  connection with any severance obligation arising as a result of the transactions contemplated by this Agreement;

                          (vii) obligations of the Company to any former
                  shareholder of the Company or any Affiliate or successor in interest of any such former shareholder;

                         (viii) any retroactive increase in insurance premiums
                  payable by the Company in respect of any insurance policy in effect in any Pre-Closing Period, net of any retroactive rebate or return of premium, credited or payable to the Company after the Closing Date in respect of any insurance policy in effect in any Pre-Closing Period; and

                           (ix) any obligations of the Company in connection
                  with the matters set forth in Section 3.2(i)(f) of the Disclosure Schedule and Section 3.2(y)(b) of the Disclosure Schedule.

                  (b) The Sellers shall not be required to indemnify the Buyer Indemnitees in respect of any Losses Buyer suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 10.2(a)(i) above (other than Losses arising out of any misrepresentation or breach under any of Section 3.1 or Sections 3.2(b), (d), (f), (h)(xi), (k) and (z)) unless the aggregate of all such Losses exceeds $200,000;


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         provided, that in such event, Sellers shall be responsible for the amount of all such Losses, except for any claim involving $5,000 or less with respect to the breach of any representation or warranty, other than a representation or warranty contained in any of Sections 3.2(b), (d), (f), (h)(xi), (k) and (z); and provided, further, that only such Losses which individually exceed $5,000, shall be included in the calculation of the $200,000 threshold described above. Sellers' obligation to indemnify the Buyer Indemnitees under this Article X in respect of any Losses Buyer Indemnitees may suffer, sustain, or become subject to, as a result of or by virtue of any and all such occurrences referred to in Section 10.2(a)(i) shall not under any circumstances exceed $4,500,000 in the aggregate or, in the case of any individual Seller, the portion of the Purchase Price allocable to such Seller, including without duplication any amount recovered by way of offset against the Escrow Deposit or the Seller Note, in connection with this Agreement and the transaction contemplated herein.

                  (c) To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Sellers have agreed that, subject to the provisions of this Section
         10.2 and the other Sections of this Article X, the Escrow Deposit shall be withheld and placed in escrow at Closing for the purpose of securing the indemnification obligations to the Buyer Indemnitees under this
         Article X. The Escrow Deposit shall be withheld and placed at Closing in an interest bearing escrow account with the Escrow Agent who shall hold and administer the Escrow Deposit in accordance with the terms of the Escrow Agreement.

                  (d) Other than with respect to any Loss related to Taxes, the Sellers shall not be required to indemnify any Buyer Indemnitees hereunder with respect to the breach of any representation or warranty of the Sellers or of any misstatement or omission in any certificate delivered to the Buyer by Sellers or Company pursuant to this Agreement as a result of the existence of any fact, event, condition or circumstance, if, (i) for the avoidance of doubt, such fact, event, condition or circumstance is set forth in the applicable section of the Disclosure Schedule or (ii) as of the Closing, (A) any Buyer Representative has actual knowledge of such fact, event, condition or circumstance and (B) such Buyer Representative either knows or would be reasonably expected to know under the circumstances that the existence of such fact, event, condition or circumstance constitutes a breach of such representation or warranty of the Sellers as of such date and (C) no Seller has actual knowledge of the existence of any such fact, event, condition or circumstance, either knows or would be reasonably expected to know under the circumstances that the existence of such fact, event, condition, or circumstance constitutes a breach of such representation or warranty of the Sellers and has failed to disclose the existence of such fact, event, condition or circumstance in the applicable sections of the Disclosure Schedule with respect to such representation or warranty, or with respect to any fact, event, condition or circumstance which becomes known to any Seller after the date hereof but prior to Closing, Sellers have failed to disclose the existence thereof to Buyer in writing prior to Closing.



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         Section 10.3 Indemnification Obligation of Buyer. Buyer will indemnify
Sellers and their respective representatives, successors and assigns (collectively, the "Seller Indemnitees") in respect of, and save and hold each Seller Indemnitee harmless against any Losses which such Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

                  (a) any facts or circumstances which constitute a material misrepresentation or breach by Buyer of any representation or warranty given by Buyer to Sellers or the Company pursuant to this Agreement (including any schedule) or any certificate delivered by Buyer to Sellers or the Company pursuant to this Agreement (provided that Buyer is given written notice of such Loss during the applicable survival period specified in Section 10.1 above), except for any claim involving $5,000 or less;

                  (b) any nonfulfillment or breach of any covenant or agreement of the Buyer set forth in this Agreement; provided, that for the avoidance of doubt, Buyer shall have no obligation to indemnify the Seller Indemnitees in respect of the breach of any obligation under the Seller Note or the L/C.

         Section 10.4      Indemnification Procedures.

                  (a) Any Person making a claim for indemnification pursuant to
         Section 10.2 or 10.3 above (each, an "Indemnified Party") must give the party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by any Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 10.2 or 10.3 above, as applicable, except to the extent that such failure actually materially harms the Indemnifying Party.

                  (b) With respect to the defense of any Proceeding brought by any Person who is not a party to this Agreement against or involving an Indemnified Party in which any Person in question seeks only the recovery of a sum of money (and not for injunctive or equitable relief) for which indemnification is provided in Section 10.2 or 10.3 above, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that before the Indemnifying Party assumes control of such defense it must first:

                            (i) enter into an agreement with the Indemnified
                  Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party)


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                  for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification; and

                           (ii) furnish the Indemnified Party. with evidence
                  that the Indemnifying Party, in the Indemnified Party's sole judgment, is and will be able to satisfy any such liability.

                  (c) Notwithstanding Section 10.4(b) above: (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense), and (ii) the Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:

                            (i) the Indemnified Party reasonably believes that
                  an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects;

                           (ii) the Indemnified Party reasonably believes that
                  there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding; or

                          (iii) a court of competent jurisdiction rules that the
                  Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim.

                  (d) the Indemnifying Party shall not enter into any settlement of such claim or Proceeding or cease to defend such claim or Proceeding, without first obtaining the prior written consent of the Indemnified Party (which the Indemnified Party will not unrea sonably withhold) provided that any such settlement shall provide for the full release of all claims against each Indemnified Party.

         Section 10.5 Recoupment. Each of the Parties acknowledges that the agreement contained in this Article X is an integral part of the transactions contemplated by this Agreement and that, without such agreement they would not have entered into this Agreement; accordingly, if any Indemnifying Party fails to pay promptly the amounts due pursuant to either Section 10.2 or 10.3 and in order to obtain such amounts, the Indemnified Party commences a suit to collect the amounts provided for herein, the Indemnifying Parties shall also be jointly and severally liable to pay to Indemnified Party its costs and expenses (including attorneys fees) reasonably incurred in connection with such suit.


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         Section 10.6 Payment. Upon the determination of the liability under
Article X or otherwise between the parties or by judicial proceeding from which no appeal is possible or taken, the appropriate party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. In the event that the Indemnified Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other Person, to setoff the unpaid amount of any such claim against any amounts owed by it (or with respect to Buyer, any amounts owed by Buyer or Parent) under any instrument or agreement entered into pursuant to this Agreement or otherwise, including the Seller Note. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim. Any indemnification payment made hereunder shall be deemed to be an adjustment to the Purchase Price.

         Section 10.7 No Contribution. Anything to the contrary contained herein notwithstanding, no Seller shall have any right to seek any indemnification or contribution from or remedy against the Company whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by the Sellers or the failure of the Sellers or the Company to comply with any covenant or agreement to be performed by the Sellers or the Company on or prior to the Closing Date and each Seller hereby waives any such claim it may have against the Company with respect thereto whether at law, in equity or otherwise.

         Section 10.8      General.

                  (a) Except to the extent the same shall directly result in an increase of insurance premiums on a prospective basis, the dollar amount of indemnification due any party with respect to any claim shall be reduced to the extent that such claim has been reimbursed by the Indemnified Party's actual receipt of insurance proceeds net of any increase in premium directly attributable to such claim.

                  (b) The amounts for which an Indemnifying Party shall be liable to an Indemnified Party hereunder shall be net of any Tax deduction, credit, refund or other benefit realized or to be realized by the Indemnified Party as a result of the facts and circumstances giving rise to the Indemnifying Party's liability.

                  (c) The indemnification provisions contained in this Article X shall be the exclusive remedy any party hereto may have for solely monetary damages for any breach of any representations and warranties under this Agreement, provided, however, that the foregoing limitation shall not in any way derogate any party's remedies for fraud under common law or federal securities laws; provided, further, that nothing contained herein shall limit the rights of any party hereto to seek or obtain any non-monetary relief to which it may be entitled at law or in equity. The covenants and agreements in this


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         Article X shall survive until such time as any claim for
         indemnification is finally settled in accordance with the terms hereof.


                                   ARTICLE XI
                                  MISCELLANEOUS

         Section 11.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company or any of the Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers, except that Buyer may, without such consent, assign, directly or indirectly, all of its rights and obligations under this Agreement to any of its Affiliates, any Person which provides financing to the Buyer or any of its Subsidiaries or any subsequent purchaser of the Buyer or its Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be for the sole benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

         Section 11.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing. All such notices shall be delivered personally, by telecopier, by certified mail, return receipt requested, or by reputable overnight courier (costs prepaid), and shall be deemed given or made upon receipt thereof. All such notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by a notice given in accordance with the provisions of this Section):

         If to Buyer:

                           Neenah Foundry Company
                           2121 Brooks Avenue
                           Neenah, Wisconsin 54957
                           Attention:       James K. Hildebrand
                           Telecopy No.: (920) 729-3603

         With copies (which shall not constitute notice to Buyer) to:

                           Citicorp Venture Capital, Ltd.
                           399 Park Avenue, 14th Floor, Zone 4
                           New York, NY 10043
                           Attention:       John D. Weber
                           Telecopy No.: (212) 888-2940


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                                                                  EXECUTION COPY

                                            and

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, NY 10022
                           Attention:       Kirk A. Radke, Esq.
                           Telecopy No.: (212) 446-4900

         If to the Company or Sellers:

                           Seller Representative
                           6433 Winding Ridge Circle
                           Lincoln, NE 68512
                           Attention:       Douglas E.  Deeter
                           Telecopy No.: None

         With copies (which shall not constitute notice to the Company or Sellers) to:

                           Cline, Williams, Wright, Johnson & Oldfather
                           1900 First Bank Building
                           233 South 13th Street
                           Lincoln, NE 68508
                           Attention:       L.  Bruce Wright
                           Telecopy No.: (402) 474-5393

         SECTION 11.3 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEBRASKA. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO SHALL BE BROUGHT ONLY IN THE DISTRICT COURTS OF DOUGLAS COUNTY, NEBRASKA, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEBRASKA, IN OMAHA, NEBRASKA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

         Section 11.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


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         Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 11.6 Invalidity. Except to the extent the same would effectively operate to materially deprive either the Buyer or the Seller of the economic benefit which they would otherwise be entitled to receive hereunder, in the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         Section 11.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         Section 11.8 Expenses. Except as otherwise provided herein, Sellers and Buyer will each be liable for their respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby and Sellers shall be responsible for all such costs and expenses incurred by the Company; provided, that any such costs and expenses which are incurred by the Company including any and all real property transfer, transfer, gains, stamp and other similar Taxes, if any, assessed and/or due prior to the Closing Date in connection with the transactions contemplated by this Agreement shall, subject to reduction of the Cash Purchase Price to the extent required by Section 2.4, be paid by the Company on or before the Closing Date. The Sellers shall be jointly and severally liable to pay, or at the Company's request, reimburse the Company, for any such expenses which become payable by the Company following the Closing.

         Section 11.9 Specific Performance. Each of the Buyer, the Company and Sellers acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         Section 11.10 Time is of the Essence; Computation of Time. Buyer, Sellers and Company agree that time is of the essence with respect to every covenant, condition to be satisfied, and action to be taken hereunder, and shall proceed accordingly with respect to every action necessary, proper or advisable to make effective the transactions contemplated by this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.


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         Section 11.11 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

         Section 11.12 Incorporation by Reference. All exhibits, annexes and attachments referred to herein specifically including the Disclosure Schedule, are incorporated herein and expressly made a part hereof by this reference.

         Section 11.13 Survival. In addition to all rights, remedies, obligations, and covenants in this Agreement and in the ancillary agreements and transactions contemplated hereby, which, by their terms contemplate performance which extends or is to occur after execution and/or Closing, all of which shall survive Closing and remain enforceable in accordance with their express terms, the representatives and warranties and the covenants and agreements given by Buyer to Sellers or Sellers to Buyer hereunder shall, except as the same are expressly limited herein, survive the Closing and continue to be binding as of the date or dates given.

                                   **********




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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                       NEENAH FOUNDRY COMPANY

                                       By: James K. Hildebrand
                                          -------------------------------------
                                          Name:  James K. Hildebrand
                                          Its:   CEO



Douglas E. Deeter                        Carol Campbell
----------------------------------       --------------------------------------
Douglas E. Deeter                        Carol Campbell



Jane Pohlman                             Jeffery Tomhave
----------------------------------       --------------------------------------
Jane Pohlman                             Jeffery Tomhave


Leslie Deeter                            Eugene A. Deeter
----------------------------------       --------------------------------------
Leslie Deeter                            Eugene A. Deeter


Jeffrey Jenkins                          John Moylan
----------------------------------       --------------------------------------
Jeffrey Jenkins                          John Moylan